Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Markel Corporation:

We consent to the incorporation by reference in the registration statements No. 333-101545, No. 333-107661, No. 333-143392 and No. 333-143393 on Form S-8 and No. 333-130497 and No. 333-142611 on Form S-3 of Markel Corporation of our reports dated February 25, 2008, with respect to the consolidated balance sheets of Markel Corporation and subsidiaries (the Company) as of December 31, 2007 and 2006, and the related consolidated statements of income and comprehensive income, changes in shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2007, and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the December 31, 2007 annual report on Form 10-K of Markel Corporation.

As discussed in note 7 to the consolidated financial statements, the Company adopted Financial Accounting Standards Board Interpretation No. 48 related to accounting for uncertainty in income taxes on January 1, 2007. As discussed in note 19 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 158 related to defined benefit pension and other postretirement plans as of December 31, 2006.

/s/ KPMG LLP

Richmond, Virginia

February 29, 2008